Exhibit 15.3

April 26, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Agora, Inc.
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Trade & Services

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Agora, Inc. (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, PricewaterhouseCoopers Zhong Tian LLP (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including among others, the Schedule 13G filed by Evolution Fund I Co-Investment, L.P. (“5Y Capital”) on February 16, 2021, the Schedule 13G/A filed by Susquehanna Securities, LLC on February 14, 2023 and by Zhao Bin on February 21, 2023, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

As of March 31, 2023, each of 5Y Capital (together with its affiliates), Susquehanna Securities, LLC and Zhao Bin (together with his affiliates) owns approximately 11.7%, 6.7% and 22.0% of the Company’s total issued and outstanding shares, respectively. Based on an examination of the Company’s register of members and public filings made by the Company’s shareholders, no other shareholder owns more than 5% of the Company’s outstanding shares as of March 31, 2023.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Li He, Davis Polk & Wardwell, at (852) 2533-3306.

Very truly yours,
/s/ Jingbo Wang
Name: Jingbo Wang
Title: Chief Financial Officer

cc:	Li He, Davis Polk & Wardwel